Exhibit 99.1

Synacor Revs-Up Advertising Growth Engine with

Acquisition of Digital Advertising Pioneer Technorati

•	1,000+ publishers served by Technorati, adding 100+ million monthly unique visitors to Synacor’s advertising reach, half of which are mobile

•	Synacor’s proven advertising monetization delivers immediate upside value to Technorati’s publisher customers

•	Technorati’s pioneering header bidding management solution, “SmartWrapper,” strong fit with Synacor’s business and trusted-partner approach

•	Transaction expected to be accretive to 2016 adjusted EBITDA

BUFFALO and SAN FRANCISCO — February 23, 2016 — Synacor Inc. (Nasdaq:SYNC), the trusted multiscreen technology and monetization partner for video, internet and communications providers, device manufacturers and enterprises, today announced it has agreed to acquire privately held digital advertising pioneer Technorati. Synacor expects that the transaction will be accretive to its 2016 adjusted EBITDA, and brings the potential for revenue growth.

“Advertising is an important growth engine for Synacor,” said Synacor CEO Himesh Bhise. “In the past year we dramatically improved advertising monetization in line with our strategy to increase value for our customers. Combining Technorati’s publisher network, SmartWrapper header bidding solution, and advertising technology with Synacor’s existing portal network and monetization engine creates a large-scale Media Solutions Platform. We welcome the talented Technorati team, which shares our ethic of being a trusted partner to customers.”

“For Technorati, becoming part of Synacor is a logical next step to grow our ad network and our digital advertising solution, SmartWrapper. All of us at Technorati are excited to be joining Synacor and bringing our programmatic advertising platforms to a much broader audience of customers and partners,” said Technorati CEO Shani Higgins.

Advertising represented 45% of Synacor’s Q3 2015 revenues and grew 17% year-over-year. Synacor delivers advertising monetization through direct sales, ad operations and data-driven yield management services, driving revenue-performance for high-quality publishers. The acquisition of Technorati is expected to:

•	Broaden Synacor’s scale, reach and demographics to drive additional advertising demand

•	Accelerate Synacor’s content and advertising syndication strategy by broadening its access to 1,000+ publishers with the tools and platform to support them

•	Add a leading programmatic advertising platform for publishers to Synacor’s portfolio of SaaS-based products, which includes Zimbra email, Cloud ID authentication, and advanced video solutions

•	Add to Synacor an experienced team of advertising talent

Based in San Francisco, Technorati generated approximately $7 million in revenue in 2015. Technorati:

•	Operates an advertising network that monetizes desktop and mobile inventory serving 1000+ publisher partners

•	Provides publishers with a technology platform, Contango, that helps publishers get the highest price for their programmatic advertising impressions by creating a scalable, real-time auction across supply-side platform, exchanges and networks

•	Licenses a SaaS-based technology solution, SmartWrapper, part of the Contango platform, enabling publishers to scale their header bidding strategy with a demand agnostic header bidding management and analytics tool

The Technorati acquisition is expected to close this month, and Synacor will discuss the acquisition of Technorati during its fourth-quarter and year-end conference call scheduled for March 16, 2016 at 5:00 p.m. ET. Those interested may access a webcast of the conference call via the “Presentations & Events” section of the Company’s website at http://investor.synacor.com/events.cfm or by calling (877) 837-3911, with conference ID 47007081. Callers outside the U.S. may dial (253) 237-1167.

About Synacor:

Synacor (NASDAQ:SYNC) www.synacor.com is the trusted technology development, multiplatform services and revenue partner for video, internet and communications providers, device manufacturers, and enterprises. We deliver modern, multiscreen experiences and advertising to their consumers that require scale, actionable data and sophisticated implementation.

About Technorati:

Technorati is a company of highly experienced ad tech experts with a sell side technology platform called Contango. Contango enables publishers to support and scale a multi-marketplace programmatic strategy most notably in the header bidding space through its SmartWrapper product. (Header bidding is an advanced technique with publishers offering inventory to multiple ad exchanges simultaneously before making calls to their ad servers, allowing for maximum yield and monetization.) Contango brings real time parity to programmatic bidding making publishers’ monetization strategies stronger, faster and more effective by providing tools that enhance the way they connect to, manage and optimize their demand partners.

Safe Harbor Statement

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements concerning Synacor’s expectations regarding the contributions from, and performance of, Technorati, including its accretion to adjusted EBITDA in 2016. The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, the company’s results could differ materially from the results expressed or implied by the forward-looking statements the company makes. The risks and uncertainties referred to above include - but are not limited to - risks associated with: successful completion of the Technorati acquisition and integration with Synacor’s business; the retention of Technorati customers; the retention of Technorati employees; and potential third-party intellectual property infringement claims.

Further information on these and other factors that could affect the company’s financial results is included in filings it makes with the Securities and Exchange Commission from time to time, including the section entitled “Risk Factors” in the company’s most recent Form 10-Q, filed with the SEC on November 17, 2015. These documents are available on the SEC Filings section of the Investor Information section of the company’s website at http://investor.synacor.com/. All information provided in this release is available as of February 23, 2016, and Synacor undertakes no duty to update this information.

Contacts

Investor Contact:

David Calusdian

Sharon Merrill

ir@synacor.com

617-542-5300

Press Contact:

Meredith Roth, VP, Corporate Communications

Synacor

mroth@synacor.com

716-362-3880